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                                                                     Exhibit 3.1

                            ARTICLES OF ORGANIZATION

                                       OF

                         EAST KANSAS AGRI-ENERGY, L.L.C.

     Pursuant to Section 17-7673 of the Kansas Revised Limited Liability Company Act, the undersigned person forms a limited liability company by adopting the following Articles of Organization for such limited liability company:

                                    ARTICLE I

     The name of this limited liability company is East Kansas Agri-Energy, L.L.C.

                                   ARTICLE II

     The street address of the initial registered office of this limited liability company in the State of Kansas is 20477 Florida Rd., Westphalia, Kansas 66093 and the name of its initial registered agent at such address is William R. Pracht.

                                   ARTICLE III

     The duration of this limited liability company shall be perpetual unless dissolved: (1) as provided in the operating agreement of the limited liability company or (2) as provided by operation of law.

                                   ARTICLE IV

     The management of this limited liability company shall be vested in its manager or managers, who shall be selected in the manner described in the operating agreement of this limited liability company. The members of this limited liability company are not agents of this limited liability company for the purpose of its business or affairs or otherwise. No member or manager of this limited liability company shall bind this limited liability company except as may be expressly authorized by the operating agreement of this limited liability company.

                                    ARTICLE V

     A member's interest in this limited liability company shall be evidenced by a certificate of membership interest issued by this limited liability company. No member shall transfer a membership interest except in compliance with the terms of the operating agreement of this limited liability company.

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     Dated___________________, 2001.


                                    --------------------------------------------


STATE OF KANSAS              )
                             )ss.
COUNTY OF ____________       )


     On this _________ day of _________________, 2001, before me, the undersigned, a Notary Public in and for said state, personally appeared William
R. Pracht, to me known to be the identical person named in and who executed the foregoing Articles of Organization, and acknowledged that he executed the same as his voluntary act and deed.


                                    --------------------------------------------
                                    Notary Public in and for the State of Kansas
                                    My commission expires: _____________________

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